Exhibit 99.1

From: Jai P. Nagarkatti, President and CEO	For questions, contact:
Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

May 8, 2007

SIGMA-ALDRICH ACQUIRES MOLECULAR MEDICINE BIOSERVICES

TO EXPAND SAFC PHARMA CAPABILITIES

St. Louis, MO (NASDAQ: SIAL) Sigma-Aldrich Corporation announced today that it has acquired Molecular Medicine BioServices Inc. (MMB), a biopharmaceutical contract manufacturing organization (CMO) located in Carlsbad, California, to further enhance the biologics capabilities within its SAFC Pharma business segment.

With $12 million in annualized revenues, the acquisition of MMB is expected to help Sigma-Aldrich achieve its growth goals in key high technology markets over the next several years and will be neutral to earnings in 2007 with no significant initial charges. Terms of the purchase, which were not disclosed, were paid in cash.

David Backer, President of MMB, an equity holder and one of the company’s founders, will continue as Site Director for SAFC’s newest business. All current employees in good standing, including all of MMB’s existing management team, will be retained.

MMB was founded in 1997 and employs 60 people at its state-of-the-art 23,700 square foot laboratory and headquarters building and 21,400 square foot manufacturing facilities in Carlsbad. Its core expertise is in the development and clinical manufacturing of viral products, drawing on cutting-edge technology to deliver DNA, RNA and critical active ingredients for the production of novel vaccines and gene therapies.

Since its inception, the company has expanded its capabilities from the use of flat-stock cell factories to the extensive use of stir tanks and economic, disposable bioreactor systems. Significantly enhancing SAFC Pharma’s oncology offer, MMB has produced clinical grade drug products for a variety of different cancer indicators including head, neck, prostate and pancreatic cancers, as well as for other therapeutic indicators including Alzheimer’s disease and Cardiovascular disease.

Frank Wicks, President of SAFC, commented: “The acquisition of MMB continues our push into niche biologics, giving us the critical capability to manufacture virus. It also complements both our new transgenic extraction and purification facility which opened last month in St. Louis and our potent bacterial fermentation facility currently under construction in Israel.”

“MMB’s experienced team, capabilities and relationships with key end-users, combined with SAFC’s global presence and financial strength, will allow us to work together to provide the pharmaceutical industry with better, more specialized, high-quality materials to meet customer needs and demand.”

MMB President, David Backer, added: “As part of SAFC, MMB remains committed to providing high quality viral products and services in support of our clients’ clinical trials. Our integration into SAFC Pharma brings large scale commercial manufacturing expertise, significant investment capabilities and a strong distribution network, enabling us to expand our service offering and help progress our partner clients’ products more quickly through to market.”

The transaction was initiated by Fairmount Partners, a specialty healthcare investment banking firm based in Philadelphia, PA, who acted as advisor to Molecular Medicine. Bryan Cave LLP acted as legal advisor to Sigma-Aldrich Corporation.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 36 countries and has 7,600 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com.

About SAFC: SAFC is the manufacturing group within Sigma-Aldrich that focuses on high-purity inorganics for high technology applications, cell culture products and services for biopharmaceutical manufacturing, biochemical production and the manufacturing of complex, multi-step organic synthesis of APIs and key intermediates. SAFC has manufacturing facilities around the world dedicated to providing manufacturing services for companies requiring a reliable partner to produce their custom manufactured materials. SAFC has four operating segments – SAFC Pharma, SAFC Supply Solutions, SAFC Biosciences, and SAFC Hitech, and had annual sales of nearly $500 million in 2006. SAFC is one of the world’s 10 largest fine chemical businesses.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) dependence on uninterrupted manufacturing operations, (4) changes in the regulatory environment in which the Company operates, (5) changes in research funding and the success of research and development activities, (6) the ability to maintain adequate quality standards, (7) reliance on third party package delivery services, (8) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, and (9) other changes in the business environment in which the Company operates. The Company does not undertake any obligation to update these forward-looking statements.